Exhibit 99.1

Mace Security International, Inc. is Notified of Regaining Compliance with NASDAQ $1.00 Minimum Bid Rule

HORSHAM, Pa.--(BUSINESS WIRE)--January 15, 2010--Mace Security International, Inc. ("Mace" or the “Company”) (NASDAQ Global: MACE) announced that it received a letter on January 14, 2010 from the NASDAQ Listing Qualifications Department stating the Company has regained compliance with NASDAQ Listing Rule 5450(a)(1) in that the Company’s closing bid price has been at $1.00 per share or greater for at least 10 consecutive business days. The January 14, 2010 notification also stated that the matter of the deficiency, as set forth in the October 9, 2009 notice, is now closed.

The October 9, 2009 non-compliance notice with NASDAQ Listing Rule 5450(a) (1) had made the Company’s common stock subject to being delisted from The NASDAQ Stock Market. In accordance with NASDAQ Listing Rule 5810(c) (3) (A), the Company had a grace period of 180 calendar days expiring on April 7, 2010 to regain compliance.

Dennis Raefield, CEO and President of Mace, stated, “We appreciate our shareholders’ continued confidence in our share price, intrinsic value, and strategic direction and Mace is pleased to put this non-compliance matter behind us.”

About Mace

Mace Security International, Inc. is the manufacturer of personal defense and electronic surveillance products marketed under the famous brand name, Mace®, and is an owner and operator of a wholesale central monitoring station. The Company also operates a digital media marketing and e-commerce business. Mace’s web site is www.mace.com.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “projected”, “intend to” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties. A discussion of factors that could materially adversely affect the Company’s financial performance and cause actual results for future periods to differ materially from the statements expressed within this press release, are contained under the heading “Risk Factors” in Mace’s SEC filings, including its periodic reports on Form 10-K and Form 10-Q which reports should be read in conjunction with this press release.

CONTACT:
Mace Security International, Inc.
Don Taylor, Vice President
954-449-1306
dtaylor@mace.com